Exhibit 4.9

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SOUTHERN PERU COPPER CORPORATION

Southern Peru Copper Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1.  The name of the corporation is Southern Peru Copper Corporation.

2.  The Restated Certificate of Incorporation (the “Charter”) of the Corporation is hereby amended by striking out the first sentence of Section 4.1 of Article FOUR of the Charter and by substituting in lieu of said Section of Article FOUR the following new Section:

“4.1 Authorized Shares.  The total number of shares of capital stock which the Corporation shall have authority to issue is 167,207,640 shares, par value one cent ($0.01) per share.”

3.  The Charter is hereby amended by striking out the first sentence of Section 4.2 of Article FOUR of the Charter and by substituting in lieu of said Section of Article FOUR the following new Section:

“4.2 Designation and Amounts.  (a) The two series of capital stock of the Corporation shall consist of 65,900,833 shares of Class A Common Stock, par value one cent ($0.01) per share (the “Class A Common Stock”), and 101,306,807 shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”).”

4.  The Charter is hereby amended by adding a new Article EIGHT and Article NINE to read as follows:

“ARTICLE EIGHT

SPECIAL NOMINATING COMMITTEE

8.1 Definitions.  As used in this ARTICLE EIGHT and ARTICLE NINE, the following terms have the following meanings:

(a) “Effective Time” shall having the meaning ascribed to it in the Agreement and Plan of Merger by and among Southern Peru Copper Corporation, SPCC Merger Sub, Inc., Americas Sales Company, Inc., Americas Mining Corporation and Minera México, S.A. de C.V., dated as of October 21, 2004.

(b) “Founding Stockholder” shall have the meaning ascribed to it in Section 4.9(a).

(c) “Independent Director” means a director who satisfies the independence requirements of the New York Stock Exchange Listed Company Manual, or, if the principal United States listing of the Common Shares is on another United States securities exchange or inter-dealer quotation system of a registered national securities association, the equivalent requirements of the applicable rules and regulations of that exchange or association.

(d) “Public Stockholders” shall mean all holders of Common Shares, other than Grupo México, S.A. de C.V. (“Grupo México”) and its affiliates.

(e) “Special Independent Director” means a director who (a) is an Independent Director, and (b) has been nominated by the Special Nominating Committee of the Corporation in accordance with the provisions of this ARTICLE EIGHT; provided, however, that any director nominated by a Founding Stockholder other than Grupo México in accordance with the provisions of the Stockholders Agreement shall be deemed a Special Independent Director (any such director, a “Stockholder Designee”).

(f) “Stockholders Agreement” means that certain Agreement Among Certain Stockholders of Southern Peru Copper Corporation, dated as of January 2, 1996, as amended by the First Amendment to the Agreement Among Certain Stockholders of Southern Peru Copper Corporation, dated January 11, 2001, as such agreement may be amended from time to time.

8.2 Board of Directors.  The Board of Directors shall at all times include a number of Special Independent Directors that is equal to or greater than the Minimum Number of Special Independent Directors (as defined in Paragraph 8.4). Special Independent Directors may only be removed from the Board of Directors for cause, by resolution passed at any meeting of the Board of Directors in the manner provided in the Bylaws.

8.3 Powers.  Effective as of the Effective Time, the Corporation shall have a special nominating committee (the “Special Nominating Committee”). Subject to Paragraph 8.6 and in accordance with Section 141(a) of the Delaware General Corporation Law (“DGCL”), the Special Nominating Committee shall have the exclusive power and authority otherwise conferred upon the Board of Directors to: (i) nominate persons to stand for election as Special Independent Directors (other than the Stockholder Designees) at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) and to evaluate candidates for such nominations; and (ii) fill any vacancy created by the removal, resignation or retirement from the Board of Directors or the death of any Special Independent Director (other than the Stockholder Designees). The Special Nominating Committee shall, in accordance with Section 141(a) of the DGCL, have the exclusive power and authority otherwise conferred upon the Board of Directors to determine its own policies and procedures with regard to the matters set forth in this ARTICLE EIGHT and to set forth such policies and procedures in a committee charter.

8.4 Special Independent Directors.  The Special Nominating Committee shall have the right to nominate the number of Special Independent Directors (the “Minimum Number of Special Independent Directors”) that equals (a) a number equal to the number of directors which shall constitute the entire Board of Directors multiplied by (b) the percentage of Common Shares owned by the Public Stockholders out of the aggregate Common Shares owned by all holders of Common Shares as of the last day of the fiscal quarter immediately preceding the date on which the Special Nominating Committee acts, rounded up to the nearest whole number. At no time shall the aggregate number of persons nominated as Special Independent Directors in accordance with Paragraph 8.3 and Paragraph 8.4 and the number of Stockholder Designees be less than two or greater than six.

8.5 Membership and Manner of Acting.

(a) The Special Nominating Committee shall consist of three (3) directors of the Corporation, two (2) of whom shall be Luis Miguel Palomino and Carlos Ruiz Sacristan (each of such two directors, an “Initial Member” and together with their successors, “Special Designees”) and such other director, who shall initially be Oscar Gonzalez Rocha, as may be appointed by the Board of Directors (the “Board Designee”). The Board of Directors shall designate annually the Board Designee, immediately following the election of directors at the annual meeting of the Board of Directors. The members of the Board of Directors who are Special Independent Directors or Initial Members shall designate annually the Special Designees, immediately following the election of directors at the annual meeting of the Board of Directors. Any vacancy on the Special Nominating Committee resulting from the removal, resignation, retirement or death of either an Initial Member or a Special Independent Director shall be filled only by a Special Independent Director. Any Designee may be removed at any time for cause, by resolution passed at any meeting of the Board of Directors in the manner provided in the Bylaws.

(b) At all meetings of the Special Nominating Committee the presence of all members shall be necessary and sufficient to constitute a quorum for the transaction of business, and the unanimous vote of all members of the Special Nominating Committee shall be necessary for the adoption of any resolution or the taking of any action.

8.6 Alternative Nominating Procedures.  Notwithstanding the foregoing provisions of this ARTICLE EIGHT, the power and authority of the Special Nominating Committee to nominate persons to stand for election as Special Independent Directors shall be subject to:

(a) the rights of the stockholders of the Corporation to make nominations in compliance with the procedures set forth in the Bylaws; and

(b) the rights of the Founding Stockholders to nominate Stockholders Designees.

8.7 Amendment of ARTICLE EIGHT.  The provisions of this ARTICLE EIGHT may only be amended by the affirmative vote of a majority of the Public Stockholders (calculated without giving effect to any super majority voting rights of the holders of the Class A Common Stock pursuant to Paragraph 4.7(a)).”

“ARTICLE NINE

AFFILIATE TRANSACTION REVIEW

The Corporation shall not engage in any Material Affiliate Transaction unless it has been the subject of prior review by a committee of the Board of Directors with at least three members, each of whom is an Independent Director (any such committee, an “Affiliate Transactions Committee”). For purposes of this ARTICLE NINE, a “Material Affiliate Transaction” shall mean any transaction, business dealing or material financial interest in any transaction, or any series of related transactions, between Grupo México or one of its affiliates (other than the Corporation or any of the Corporation’s subsidiaries), on the one hand, and the Corporation or one of the Corporation’s subsidiaries, on the other hand, that involves consideration of more than $10,000,000 in the aggregate.”

5.  At the special meeting of stockholders of the Corporation held on March 28, 2005, pursuant to resolution of the Board of Directors, the above specified amendments to the Charter were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.  The amendments to the Charter specified herein shall become effective at 11:59 p.m. on March 31, 2005.

[Signature Page Follows]

Executed on this 28th day of March, 2005.

SOUTHERN PERU COPPER CORPORATION

By:	/s/ OSCAR GONZÁLEZ ROCHA
Name: Oscar González Rocha
Title: President/CEO